Exhibit 99.1

NOVAGOLD’s Donlin Gold Project Permitting Continues to Advance,
Year-End Target Set for Filing the Draft EIS

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NOVAGOLD remains steadfast on advancing Donlin Gold permitting with the U.S. Army Corps of Engineers (the “Corps”) targeting issuance of the draft Environmental Impact Statement (EIS) for public comment around year-end 2015

▶	NOVAGOLD has a solid cash and term deposit position of $135 million as of May 31, 2015 after full repayment of its convertible notes, more than sufficient to take Donlin Gold through permitting

July 7, 2015 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) today released its second quarter financial results and updates for its flagship 50%-owned Donlin Gold project (the “Project”) in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the three months ended May 31, 2015 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that will be available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In the second quarter of 2015, NOVAGOLD achieved the following:

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The Corps addressed all initial comments from the six cooperating agencies prior to completing the Donlin Gold preliminary draft EIS, a major step in the permitting process leading to the publication of the draft EIS

▶	Community outreach and workforce development initiatives in Alaska continue to be successful with increased efforts through the spring and summer months

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Calista Corporation leadership visited Barrick Gold’s Goldstrike mine in Nevada, a large-scale gold operation which employs comparable mining and processing equipment to what is envisioned for Donlin Gold, and met with local stakeholders

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Released the second segment of a four-part video series, Subsistence Way of Life, which describes the subsistence practices - hunting, fishing, and harvesting - relied on by many residents of the Yukon-Kuskokwim region for their food supply

▶	Galore Creek technical studies progressed at a measured pace

President’s Message

Many pieces of the puzzle in permitting an asset of the quality, magnitude and longevity of Donlin Gold have come together during this past quarter. Activities were primarily focused on the preliminary draft EIS, a key driver in permitting Donlin Gold. Specifically, in addition to the Corps’ receipt of agency comments on the preliminary draft, the owners continued to carry out extensive local community outreach efforts. Reminiscent of “The Tortoise and The Hare”, Donlin Gold continues to advance at a steady pace, as originally envisioned. In less than two-year’s time, subject to market conditions, the co-owners will be in a position to make a go-ahead decision on one of the gold industry’s most vital projects.

In the second quarter, the Corps addressed comments received from the Environmental Protection Agency (EPA), the Bureau of Land Management (BLM), the State of Alaska and the Native Corporations, on the initial drafts and issued a preliminary draft EIS for additional agency review. The release of the preliminary draft EIS is a major step in the process leading to publication of the draft EIS for public comment. The Donlin Gold EIS represents a very thorough and thoughtful analysis of the project. Agency comments received to date have been substantive, constructive and primarily focused on clarifying certain aspects of the EIS to efficiently communicate the potential effects of developing the Donlin Gold project. This input into the EIS process is very important, as it ensures that the draft EIS meets the expectations and the needs of all the agencies involved in permitting and reviewing the project. The Corps is working toward the publication of the draft EIS around 2015 year-end and continues to anticipate issuance of the final Donlin Gold EIS in early 2017. This timeline provides ample opportunity for all the stakeholders to become informed and comment on the draft EIS as well as giving full respect to the cultural practices of the Yukon-Kuskokwim (Y-K) region, where the holiday season extends well into January.

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In addition to actively participating in the National Environmental Policy Act (NEPA) process, we continue to work simultaneously with other agencies on major permit applications for the Donlin Gold project. These include the air quality permit; the water discharge and use permits; the rights-of-way and lease applications for the gas pipeline; the engineering design, evaluation and authorization of the dams proposed for the project, including the tailings storage facility dam; and the Clean Water Act section 404 and 10 permits, including finalizing the determination of the impacts on wetland areas and proposing options for compensatory mitigation.

Donlin Gold represents tremendous value for all of our stakeholders. With the stated 39 million ounces of gold resources in the measured and indicated category, at an average grade of 2.2 grams per tonne, expecting to yield on average approximately 1,100,000 ounces of gold per year over its projected 27-year life, Donlin Gold is one of the largest and highest grade undeveloped open-pit gold deposits in the world. With its location in Alaska, a geo-politically safe and mining-friendly jurisdiction, and its substantial exploration upside, Donlin Gold continues to offer NOVAGOLD investors both strong security of tenure and substantial upside potential for many years to come. Its strong leverage to a higher price of gold is also exceptional.

Our Chairman Thomas Kaplan was interviewed for the cover story of The Octavian Report’s gold issue published in June. When asked whether NOVAGOLD was his favorite way to play gold, he responded in this way:

"Yes. It’s beautifully managed by Greg Lang and the A-Team he has assembled, and the company’s half-ownership of two great assets, Donlin and Galore, render it unique in our view. That’s not to mention its having over $130 million in cash and being debt-free. Donlin in particular, which would be the largest pure gold mine in the world, and located in the safest jurisdiction, really has it all: size, grade, exploration potential, production profile, community support, mine life, and jurisdiction. As NOVAGOLD is the best in breed and a true category-killer, we couldn’t ask for more from an investment. NOVAGOLD gives us all the leverage I could wish for to multiply Electrum’s returns when higher gold prices return and is located in a place where we get to keep the fruits of that leverage, and yet it is simultaneously in the great position of having no need to raise capital until it and its partner Barrick make a construction decision on Donlin Gold. This is something that we would both consider when gold prices have resumed their uptrend in earnest. We don’t want to give away two-and-a-half-gram material until we’re paid a higher price for it, and we genuinely believe that our equity is at least as precious as the metal itself. So with NOVAGOLD, the downside and upside are both secure, and with the fundamentals for gold being what they are, time is clearly working in our favor."

The full cover story and interview with Thomas Kaplan, titled The Historian and a related article titled The Great Gold Whale: A Category Killer in Alaska, can be accessed via the following link: http://octavianreport.com/report/

At Galore Creek, technical studies continued at a measured pace during the second quarter. A request for expression of interest was issued for a study on the proposed access tunnel into the Galore Valley. We have no doubt that when the copper markets turn, Galore Creek will be recognized as one of the most valuable and coveted copper/gold deposit with many of the key attributes that we find in Donlin Gold.

Through our investments in Donlin Gold and Galore Creek, we continue to be actively engaged in the lives of the communities where our assets are located. Year-to-date, Donlin Gold has completed 18 out of 31 planned village visits in the Y-K region.  Additionally, 52 villages participated in the annual Clean-Up Green-Up initiative, focused on removing waste that has accumulated over the winter months. Donlin Gold hosted the second annual four-day Academic and Trades Decathlon in Aniak where 145 students participated.

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Representatives of Donlin Gold also accompanied members of Calista Corporation, one of the project’s key stakeholders, on a site tour of the Goldstrike operation in Nevada, one of Barrick’s core mines which employs comparable mining and processing equipment to the ones proposed for Donlin Gold. The visit provided an opportunity for the Calista team to see a large-scale gold operation first-hand. Calista representatives also met with local stakeholders, including representatives of the Shoshone Tribe. This important visit allowed representatives from Calista to better understand the economic benefits, opportunities and challenges that a mining operation offers to local communities and businesses.

NOVAGOLD continues to safeguard its treasury. After the recent repayment of the outstanding notes, we have approximately $135 million in cash and term deposits, sufficient to fulfil all our current financial obligations and take Donlin Gold through the permitting process. Our financial strength, coupled with the size, grade, growth potential, longevity and location of our assets, make NOVAGOLD a truly institutional-quality investment in our space.

We are truly appreciative of the continued support of our stakeholders, including our shareholders, native corporations, Barrick, Teck and the government agencies in places where our assets are located. The progress of the Donlin Gold and Galore Creek projects achieved to date would not be possible without the contribution and commitment of our employees and project teams. Our Board of Directors provides excellent guidance, for which we are grateful as we navigate the advancement of NOVAGOLD.

Financial Results	in thousands of U.S. dollars, except for per share amounts

	Three months ended May 31, 2015 $	Three months ended May 31, 2014 $	Six months ended May 31, 2015 $	Six months ended May 31, 2014 $
General and administrative expense (1)	3,150	4,640	11,652	12,342
Share of losses – Donlin Gold	3,654	3,131	6,150	5,987
Share of losses – Galore Creek	285	485	411	1,250
Exploration and evaluation	148	-	301	-
Depreciation	9	8	18	18
Total operating expenses	7,246	8,264	18,532	19,597

Loss from operations	(7,246)	(8,264)	(18,532)	(19,597)
Other income (expense)	(1,944)	(2,373)	53	(1,781)

Loss for the period	(9,184)	(10,681)	(18,483)	(21,372)
Loss per share, basic and diluted	(0.03)	(0.03)	(0.06)	(0.07)

			At	At
			May 31, 2015 $	Nov 30, 2014 $
Cash and term deposits			134,696	165,325
Total assets			464,818	524,546
Total liabilities			102,958	119,430
(1) Includes share-based compensation expense of $728 and $1,907 in the second quarter of 2015 and 2014, respectively, and $6,057 and $6,565 in the first six months of 2015 and 2014, respectively.

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In the second quarter, loss from operations decreased from $8.3 million in 2014 to $7.2 million in 2015.  General and administrative expenses were lower due to a non-cash out-of-period adjustment of $1.0 million in respect of an overstatement of stock option expense in the first quarter of 2015 and favorable foreign exchange translation of expenses incurred in Canadian dollars. Our share of losses at the Donlin Gold project increased by $0.5 million, as 2015 activities continued to focus on permitting.

For the first six months, loss from operations decreased from $19.6 million in 2014 to $18.5 million in 2015, primarily due to severance costs incurred in the prior year period at the Galore Creek project and favorable foreign exchange translation of expenses incurred in Canadian dollars. Exploration and evaluation expense includes $0.3 million for the Company’s share of the Donlin Gold joint optimization studies with Barrick.

In the second quarter, net loss decreased from $10.7 million ($0.03 per share) in 2014 to $9.2 million ($0.03 per share) in 2015, primarily due to lower foreign exchange losses, partially offset by a $0.4 million write-down of the Company’s investments in junior mining companies.

For the first six months, net loss decreased from $21.4 million ($0.07 per share) in 2014 to $18.5 million ($0.06 per share) in 2015, primarily due to an increase in foreign exchange gains and lower interest expense, partially offset by a $0.4 million write-down of investments in junior mining companies. The U.S. dollar significantly strengthened in relation to the Canadian dollar during the first six months of 2015 and foreign exchange gains were realized by the Canadian parent company on its cash denominated in U.S. dollars, partially offset by foreign exchange losses on the convertible notes.

Liquidity and Capital Resources

NOVAGOLD’s cash and term deposits decreased by $22.3 million during the second quarter. The decrease resulted primarily from the repayment of $15.8 million of the remaining convertible notes, $2.5 million used in administrative costs and interest payments and $3.9 million to fund our share of the Donlin Gold and Galore Creek projects. The term deposits are denominated in U.S. dollars and are held at two Canadian chartered banks.

2015 Outlook

With approximately $135 million in cash and term deposits as at May 31, 2015, NOVAGOLD has sufficient capital to cover its share of the anticipated funding for the Donlin Gold and Galore Creek projects, in addition to general and administrative costs through to the completion of permitting the Donlin Gold project. In 2015, we continue to expect to spend approximately $44.8 million, which included $15.8 million that was used to repay the principal on the remaining convertibles notes in the second quarter; $12.6 million to fund our share of expenditures at the Donlin Gold project; $1.6 million to fund our share of expenditures at the Galore Creek project, $1.5 million for joint Donlin Gold studies with Barrick and $13.3 million for general administrative costs, interest, working capital and other corporate purposes. Of the anticipated expenditures of approximately $44.8 million, $30.6 million was expended as of May 31, 2015.

NOVAGOLD continues to focus on five key areas throughout the year: first, to advance the Donlin Gold project toward a construction/production decision; second, uphold strong relationships with all stakeholders; third, advance Galore Creek mine planning and project design; fourth, evaluate opportunities to monetize the value of Galore Creek; and fifth, maintain a healthy balance sheet.

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Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place July 8th, 2015 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com
North American callers:	1-866-510-0712
International callers:	1-617-597-5380
Participant Passcode:	68388677

The webcast will be archived on NOVAGOLD’s website for one year. For a transcript of the call please email info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39,000,000 ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold should average approximately 1,500,000 ounces of gold per year for the first five full years, followed by decades of more than one million ounces per year on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. The Donlin Gold project commenced permitting in 2012, a clearly defined process expected to take approximately five years.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD is currently evaluating opportunities to sell all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information

Scientific and technical information contained herein with respect to Donlin Gold is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012  (the “Second Updated Feasibility Study”).  Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

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NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Analyst, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD’s interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. These forward-looking statements may include statements regarding the 2015 outlook; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2014 with the United States Securities and Exchange Commission and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101”) and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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